Exhibit 10.1

Coeur Mining, Inc.
104 S. Michigan Ave., Suite 900
Chicago, IL 60603

February 28, 2019

Ag-Mining Investments, AB
c/o Citco Sweden AB, Stureplan 4C, 4 tr
114 35, Stockholm, Sweden
Attention: Ole Sorensen
Ladies and Gentlemen:
Reference is made to (i) the Share Purchase Agreement, dated December 22, 2017, by and among Coeur Mining, Inc., a Delaware corporation (“Coeur”), Coeur South America Corp., a Delaware corporation (“CSA”), Coeur Explorations, Inc., an Idaho corporation (“CEE” and together with CSA and Coeur, the “Sellers”), Empresa Minera Manquiri S.A., a Bolivian sociedad anónima (the “Company”) and Ag-Mining Investments, AB (formerly NewCo 4714 Sweden AB under change of name to Argentum Investment AB) (“Buyer”), as amended on February 16, 2018 (the “Share Purchase Agreement”), (ii) the Net Smelter Returns Royalty Agreement, dated February 28, 2018, by and between Coeur and Buyer (the “NSR Agreement”), (iii) the Second Amended and Restated Promissory Note, dated September 25, 2018, from the Buyer in favor of Coeur, with a principal amount of $9,979,874.42 (the “Coeur Note”), (iv) the Second Amended and Restated Promissory Note, dated September 25, 2018, from the Buyer in favor of CSA, with a principal amount of $805.02 (the “CSA Note”), (v) the Second Amended and Restated Promissory Note, dated September 25, 2018, from the Buyer in favor of CEE, with a principal amount of $19,320.56 (the “CEE Note” and together with the CSA Note and the Coeur Note, the “Notes”), (vi) the Guaranty Agreement, dated February 28, 2018, made by the Company in favor of the Sellers (the “Guaranty Agreement”), (vii) the Transition Services Agreement, dated February 28, 2018, by and between Coeur and Buyer (the “Transition Services Agreement”) and (viii) that certain letter agreement (the “September Letter Agreement”), dated September 25, 2018, among the Sellers on the one hand and Buyer and the Company on the other hand.
In consideration of the mutual covenants and agreements herein contained and intending to be legally bound hereby, the parties agree as follows:
1.With respect to the Notes:
a.On or before February 28, 2019, and as a condition precedent to the effectiveness of this letter:

i.	the Buyer shall make an aggregate payment to the Sellers of US$2,000,000 by wire transfer of immediately available funds, in respect of the Notes (the “Initial Note Prepayment Amount”); and

ii.
Buyer shall deliver the operational management report (as such term is defined in the September Letter Agreement) for each month from and including September 2018 through January 2019 and the twelve-month mine plan for San Bartolomé.

b.The remaining US$4,000,000 principal balance of the Notes after payment of the Initial Note Prepayment Amount shall be paid in full as follows (the “Final Note Prepayment Amounts” and, together with the Initial Note Prepayment Amount, the “Note Prepayment Amounts”):

i.	On or prior to March 31, 2019, the Buyer shall make an aggregate payment to the Sellers of US$2,000,000 by wire transfer of immediately available funds; and

ii.	On or prior to April 30, 2019, the Buyer shall make an aggregate payment to the Sellers of US$2,000,000 by wire transfer of immediately available funds.
c.Upon the mutual execution of this letter agreement and satisfaction of the conditions precedent described in Section 1(a) above, (i) the obligations of the Sellers, Company and Buyers under the Share Purchase Agreement (or the September Letter Agreement, solely as it pertains to the Share Purchase Agreement) shall be terminated with no further action required by any party thereto and without any liability in connection therewith (including, for the avoidance of doubt, the matter described in the letter dated February 21, 2019 from Buyer to the Sellers and in Sellers’ response letter dated February 22, 2019) and (ii) the Company’s obligations pursuant to Paragraph 7 and Paragraph 8 (solely with respect to the Notes) of the September Letter Agreement shall terminate. Upon receipt by the Sellers of the Final Note Prepayment Amounts, (i) the Notes shall be deemed to be paid in full, and Buyer shall have no further obligations thereunder and (ii) the Guaranty Agreement shall be terminated, and the Company shall have no further obligations thereunder.
d. Notwithstanding the foregoing, the Notes and the Guaranty Agreement shall be reinstated, all as though such payment had not been made, if at any time (i) any portion of the Note Prepayment Amounts are rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be restored or returned by any Seller in connection with any bankruptcy, reorganization or similar proceeding involving Buyer, the Company or otherwise, (ii) any claim is ever made, either by Buyer or any other party, for the repayment or return of all or any portion of the Note Prepayment Amounts, and Sellers return any part of said funds by reason of any judgment, decree or order of any court or administrative body having jurisdiction over Sellers, or any settlement or compromise of any such claim between Sellers and Buyer.
2.With respect to the NSR Agreement:
a.From the date hereof until October 31, 2019 (the “Option Period”), Buyer (or an affiliate of Buyer reasonably acceptable to Coeur) shall have a non-exclusive option (the “Option”) to acquire or terminate the NSR Agreement, including its obligations to pay the net smelter returns royalty granted thereunder (the “NSR”), by making a payment to Coeur of US$4,750,000 by wire transfer of immediately available funds, (the “NSR Payment Amount”). Buyer may exercise the Option by providing advance written notice to Coeur by October 28, 2019 of its intention to exercise the Option and shall pay the NSR Payment Amount no later than three (3) business days following the date of such notice. For the avoidance of doubt, Coeur shall continue to have the right during the Option Period to transfer its rights under the NSR Agreement to a third party, in accordance with the terms of the NSR Agreement (any such transfer, a “Third Party NSR Transfer”), and upon the effectiveness of any such Third Party NSR Transfer the Option shall terminate immediately and without further action by any party.
b.During the Option Period, Coeur’s rights pursuant to Section 3.2 of the NSR Agreement shall be suspended. If Buyer does not exercise the Option and pay the NSR Payment Amount to Coeur during the Option Period, or if Coeur completes a Third Party NSR Transfer before Buyer exercises the Option as contemplated by Paragraph 2a above, Buyer’s obligations to pay the NSR under the NSR Agreement, shall resume for the quarterly period beginning on July 1, 2019 and ending September 30, 2019 and such payment shall be payable on the date of expiration of the Option Period.

c.Except in connection with a purchase of the NSR Agreement by Buyer or an affiliate of Buyer in accordance with clause (a) above, upon receipt by Coeur of the NSR Payment Amount in accordance with clause (a) above at any time prior to a Third Party NSR Transfer, Section 1.2 of the NSR Agreement shall be amended such that the term of the NSR Agreement shall expire on the date of Coeur’s receipt of the NSR Payment Amount. Coeur and Buyer agree that upon receipt of the NSR Payment Amount before the effectiveness of any Third Party NSR Transfer: (1) except in connection with a purchase of the NSR Agreement by Buyer or an affiliate of Buyer in accordance with clause (a) above, Buyer shall have no further rights or payment obligations under the NSR Agreement, (2) the Company shall have no further obligations pursuant to Paragraph 8 of the September Letter Agreement, and (3) Coeur shall have no remaining rights or obligations under the NSR Agreement. In connection with a purchase of the NSR Agreement by Buyer or an affiliate of Buyer in accordance with clause (a) above, concurrently with the payment of the NSR Payment Amount, Coeur and Buyer (or such affiliate of Buyer) shall execute and deliver to each other an assignment of rights reasonably acceptable to Coeur and Buyer.
3.Notwithstanding the termination of the obligations hereunder, each of the parties agrees that the Transition Services Agreement shall remain in full force and effect in accordance with its terms as amended by this letter agreement. Capitalized terms used in this paragraph 3 but not otherwise defined shall have the meanings given to them in the Transition Services Agreement. Coeur and Buyer acknowledge that: (a) item 1 of the “Information Technology Transitional Services” section of Exhibit A to the Transition Services Agreement (the “IT Services Schedule”) includes the obligation of Seller to provide Buyer with a copy (known as a “clone instance”) of the Oracle Software used by the Company immediately prior to the Closing, such clone instance to be separate from and not connected in any way to the information technology systems of Coeur and its Affiliates, to facilitate the Company’s continuous operation of the Oracle Software during the IT Term; (b) Buyer has informed Coeur that Buyer has engaged a third party service provider, at the cost of Buyer, to use a version of the clone instance that currently is being created by IT Convergence Inc. (“ITC”) that can be utilized by the Company after the end of the IT Term (the “Buyer’s Clone Instance”); (c) on December 20, 2018, the Company and ITC executed a Service Order (as amended on February 8, 2019) to create Buyer’s Clone Instance, which shall be independent from Coeur and its Affiliates and shall not contain any information of Coeur or its Affiliates; (d) Buyer requires the extension of the IT Term for (i) ITC to create, finalize and deliver Buyer’s Clone Instance (including Coeur’s revisions and approvals thereof, including deletion of all information of Coeur and its Affiliates) to Buyer and/or the Company and (ii) Buyer’s third party services provider to finalize the tests, installation and configuration of the Oracle E-Business Suite Software in the Company (the “Installation of the ERP”); (e) Coeur and Buyer hereby agree, at the sole cost of Buyer, that items 1 and 2 of the IT Services Schedule (the “Specified IT Services”) will be extended until the first to occur of (i) the Installation of the ERP (the estimated time for the Installation of the ERP is two months after ITC delivers Buyer’s Clone Instance to the Company) and (ii) July 31, 2019 (the “Expiration Date”); provided, that if the Installation of the ERP has not occurred on or prior to the Expiration Date, Coeur will promptly transfer ownership of Buyer’s Clone Instance to Buyer and/or the Company and, thereafter (A) Coeur shall have no further obligations to provide the Specified IT Services to the Buyer or the Company and (B) the Buyer and/or the Company will be fully responsible for paying ITC directly for any Specified IT Services; provided, further, that with respect to item 1 of the IT Services Schedule, Buyer will no longer have access to Coeur’s license for the Oracle Software from and after March 1, 2019. For the avoidance of doubt, items 3, 4 and 5 of the IT Services Schedule shall not be extended beyond the IT Term, and, to the extent Buyer intends to continue using some or all of the software described in items 4 or 5 of the IT Services Schedule in the “clone instance” after February 28, 2019, Buyer’s use thereof shall be in accordance with a license for such software between Buyer and an authorized distributor thereof. As a condition precedent to the effectiveness of this paragraph 3, on or prior to February 28, 2019, Buyer shall make an aggregate payment to Coeur of all amounts currently outstanding under the Transition Services Agreement, as set forth on Schedule A hereto.

4.This letter agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. This letter agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.
5.This letter agreement and all disputes or controversies arising out of or relating to this letter agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware. Each party agrees that in addition to other remedies the other party shall be entitled to at law or equity, the other party shall be entitled to an injunction or injunctions to prevent breaches of this letter agreement and to enforce specifically the terms and provisions of this letter agreement exclusively in the Court of Chancery or other federal or state courts of the State of Delaware.
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IN WITNESS WHEREOF, each of the parties have caused this letter agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COEUR MINING, INC.

By: /s/ Mitchell J. Krebs
Name: Mitchell J. Krebs Title: President & Chief Executive Officer

COEUR SOUTH AMERICA CORP.

By: /s/ Mitchell J. Krebs
Name: Mitchell J. Krebs Title: President

COEUR EXPLORATIONS, INC.

By: /s/ Mitchell J. Krebs
Name: Mitchell J. Krebs Title: President

EMPRESA MINERA MANQUIRI S.A.

By: /s/ Humberto Rada
Name: Humberto Rada Title: President

AG-MINING INVESTMENTS, AB (FORMERLY NEWCO 4714 SWEDEN AB UNDER CHANGE OF NAME TO ARGENTUM INVESTMENT AB

By: /s/ Alberto Morales
Name: Alberto Morales Title: Legal Representative

SCHEDULE A
IT SERVICES PAYMENTS
1. Coeur Invoice # 41-103118, dated 10/31/2018, for US$5,490.59.
2. Coeur Invoice # 41-103119, dated 01/31/2019, for US$6,836.75.
3. Coeur Invoice # 41-022819, dated 2/27/2019, for US$5,490.59.